Exhibit 99.1

SIRIUS XM RADIO REPORTS FIRST QUARTER 2010 RESULTS

•	Pro Forma Revenue of $670.6 Million, Up 11% Year Over Year
•	Record Pro Forma Adjusted Income From Operations, up 45% Year Over Year to $157.8 Million
•	Net Income Per Common Share of $0.01 Versus ($0.07) a Year Ago

NEW YORK – May 4, 2010 – SIRIUS XM Radio (NASDAQ: SIRI) today announced first quarter 2010 financial and operating results, including $670.6 million in pro forma revenue, up 11% over first quarter 2009 pro forma revenue of $605.5 million; and $157.8 million in first quarter 2010 pro forma adjusted income from operations, an increase of 45% over first quarter 2009 pro forma adjusted income from operations of $108.8 million.

“Continued positive subscriber growth, double-digit growth in revenue, and a sharp focus on costs resulted in the highest quarterly adjusted operating income in the company’s history,” said Mel Karmazin, Chief Executive Officer, SIRIUS XM Radio.  “As the leader in audio entertainment, these results show the tremendous appeal of our service and the strength of our business model. The continuing recovery of the automotive sector and expanding signs of increased consumer spending are encouraging signs for the company’s growth prospects.”

SIRIUS XM ended first quarter 2010 with 18,944,199 subscribers, up 344,765 from 18,599,434 subscribers at the end of first quarter 2009. Net subscriber additions of 171,441 in the first quarter of 2010 improved significantly from a loss of 404,422 subscribers in the first quarter of 2009.  In the first quarter 2010, pro forma average revenue per subscriber (ARPU), which includes the U.S. Music Royalty Fee, was $11.48, an increase of 10% from pro forma ARPU of $10.48 in the first quarter 2009. The company’s self-pay monthly customer churn rate was 2.0% in the first quarter 2010, as compared with self-pay monthly customer churn of 2.2% in the first quarter 2009.

Free cash flow in the first quarter 2010 was ($127.2) million compared to ($3.6) million in the first quarter of 2009. Net Income plus non cash operating activities increased by $43.7 million, or 89%, to $93 million in the first quarter of 2010 from $49.3 million in the first quarter of 2009. This increase was offset by changes in operating assets and liabilities as a result of the early repayment of approximately $61 million deferred in 2009 that was scheduled to be repaid, at 15% interest, in monthly installments from April 2010 through March 2011, a lump sum programming payment in the first quarter of 2010 that was paid over the course of the year in 2009 and the payment of 2009 bonuses in cash as opposed to stock in the prior year resulting in an increase in net cash used in operating activities of $104.6 million. In addition, capital expenditures in the first quarter of 2010 increased by $28 million over the prior quarter period primarily due to increased satellite spending.

The company previously announced it will redeem all of the remaining $114 million of XM’s outstanding 10% Senior PIK Secured Notes due 2011 on Tuesday, June 1, 2010. “Our strong cash position, strong year-to-date subscriber growth and the improving outlook for the economy have put us in position to retire $175 million of high cost obligations a year ahead of schedule,” said David Frear, SIRIUS XM’s Chief Financial Officer.  “The early retirement of the PIK Notes and the deferred payments will reduce interest expense and increase our free cash flow.”

On a GAAP basis, first quarter 2010 revenue was $663.8 million, and first quarter 2010 net income was $41.6 million, or $0.01 per share.

2010 OUTLOOK

SIRIUS XM continues to project net subscriber additions of over 500,000 for the full year. The company continues to expect to record over $2.7 billion of pro forma revenue in 2010 and to achieve pro forma adjusted income from operations of approximately $550 million. Free cash flow is expected to remain positive for the full year.

PRO FORMA RESULTS OF OPERATIONS

The discussion of operating results below is based upon pro forma comparisons as if the merger of SIRIUS and XM occurred on January 1, 2007 and excludes the effects of stock-based compensation and purchase accounting adjustments.

FIRST QUARTER 2010 VERSUS FIRST QUARTER 2009

For the first quarter of 2010, SIRIUS XM recognized total revenue of $670.6 million compared to $605.5 million for the first quarter 2009. This 11%, or $65.1 million, increase in revenue was driven by the U.S. Music Royalty Fee introduced in the third quarter of 2009, the sale of “Best of” programming, and rate increases to the company’s multi-subscription and Internet packages.

Total ARPU for the three months ended March 31, 2010 was $11.48, compared to $10.48 for the three months ended March 31, 2009. The increase was driven mainly by the addition of the U.S. Music Royalty Fee introduced in July 2009 and increased revenues from the “Best of” programming, multi-subscription rate increases, Internet streaming, and advertising.

In the first quarter of 2010, the company grew pro forma adjusted income from operations to $157.8 million compared to pro forma adjusted income from operations of $108.8 million for the first quarter of 2009 (refer to the reconciliation table of net income (loss) to adjusted income from operations). The improvement was driven by an 11% increase in total revenue, or $65.1 million, partially offset by an increase of 3%, or $16.2 million, in total expenses included in adjusted income from operations.

Revenue share and royalties increased 2%, or $2.3 million, in the three months ended March 31, 2010 compared to the three months ended March 31, 2009 primarily due to an increase in the company’s revenues and an increase in the statutory royalty rate for the performance of sound recordings. The amounts were partially offset by a decrease in a royalty rate with an automaker.

Programming and content costs decreased 6%, or $6.2 million, in the three months ended March 31, 2010 compared to the three months ended March 31, 2009 due mainly to savings on certain content agreements and production costs, partially offset by increases in personnel costs and general operating expenses.

Customer service and billing costs decreased 7%, or $4.1 million, in the three months ended March 31, 2010 compared to the three months ended March 31, 2009 primarily due to lower call center expenses as a result of savings realized from relocating certain operations.

Satellite and transmission costs decreased 2%, or $0.4 million, in the three months ended March 31, 2010 compared to the three months ended March 31, 2009 due to reductions in personnel costs and repeater maintenance costs, partially offset by increased satellite insurance expense.

Cost of equipment decreased 1%, or $0.1 million, in the three months ended March 31, 2010 compared to the three months ended March 31, 2009 as a result of lower inventory write-downs, partially offset by increased component sales to manufacturers and distributors.

Subscriber acquisition costs increased 28%, or $23.3 million, in the three months ended March 31, 2010 compared to the three months ended March 31, 2009. The increase was driven by the 29% increase in gross additions and higher OEM installations, partially offset by lower per unit OEM subsidies, improved chip set costs and lower aftermarket acquisition costs.

Sales and marketing costs decreased 1%, or $0.7 million, in the three months ended March 31, 2010 compared to the three months ended March 31, 2009 due to lower cooperative marketing, event marketing and third party distribution support expenses, partially offset by increased personnel costs and consumer advertising.

Engineering, design and development costs increased 17%, or $1.4 million, in the three months ended March 31, 2010 compared to the three months ended March 31, 2009 mainly due to higher personnel costs.

General and administrative costs increased 1%, or $0.5 million, in the three months ended March 31, 2010 compared to the three months ended March 31, 2009 mainly due to higher personnel costs, partially offset by lower legal, consulting and accounting expenses.

Other expenses decreased 17%, or $16.9 million, in the three months ended March 31, 2010 compared to the three months ended March 31, 2009 driven mainly by a decrease in loss on extinguishment of debt and credit facilities, net, of $15.4 million.

The following tables contain unaudited actual and pro forma subscriber and key operating metrics for the three months ended March 31, 2010 and 2009, respectively.

	Unaudited Actual

	For the Three Months Ended
	March 31,

	2010	2009

Beginning subscribers	18,772,758	19,003,856
Gross subscriber additions	1,720,848	1,338,961
Deactivated subscribers	(1,549,407)	(1,743,383)

Net additions	171,441	(404,422)

Ending subscribers	18,944,199	18,599,434

Retail	7,420,203	8,537,171
OEM	11,391,439	9,958,234
Rental	132,557	104,029

Ending subscribers	18,944,199	18,599,434

Retail	(305,547)	(368,031)
OEM	460,487	(37,604)
Rental	16,501	1,213

Net additions	171,441	(404,422)

Self-pay	15,773,671	15,436,410
Paid promotional	3,170,528	3,163,024

Ending subscribers	18,944,199	18,599,434

Self-pay	69,739	(113,247)
Paid promotional	101,702	(291,175)

Net additions	171,441	(404,422)

Daily weighted average number of subscribers	18,783,263	18,713,485

	Unaudited Pro Forma

	For the Three Months Ended
	March 31,

(in thousands, except for per subscriber amounts)		2010	2009

Average self-pay monthly churn (1)(7)		2.0%	2.2%
Conversion rate (2)(7)		45.2%	44.6%
ARPU (3)(7)		$11.48	$10.48
SAC, as adjusted, per gross subscriber addition (4)(7)		$59	$61
Customer service and billing expenses, as adjusted,	$
per average subscriber (5)(7)		0.99	$1.06
Total revenue		$670,563	$605,480
Free cash flow (6)(7)		$(127,203)	$(3,646)
Adjusted income from operations (8)		$157,757	$108,841
Net income (loss)		$4,454	$(65,114)

SIRIUS XM RADIO INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Unaudited Pro Forma

	For the Three Months Ended
	March 31,

(in thousands)	2010	2009

Revenue:
Subscriber revenue, including effects of rebates	$584,475	$576,078
Advertising revenue, net of agency fees	14,527	12,304
Equipment revenue	14,283	9,909
Other revenue	57,278	7,189
Total revenue	670,563	605,480

Operating expenses:
Revenue share and royalties	123,539	121,261
Programming and content	90,471	96,678
Customer service and billing	55,577	59,669
Satellite and transmission	19,389	19,741
Cost of equipment	7,919	7,993
Subscriber acquisition costs	107,045	83,710
Sales and marketing	49,942	50,601
Engineering, design and development	9,826	8,411
General and administrative	49,098	48,575
Depreciation and amortization	51,578	51,483
Restructuring, impairments and related costs	-	614
Share-based payment expense	18,183	21,500
Total operating expenses	582,567	570,236
Income from operations	87,996	35,244
Other expense	(82,375)	(99,243)

Income (loss) before income taxes	5,621	(63,999)
Income tax expense	(1,167)	(1,115)

Net income (loss)	$4,454	$(65,114)

SIRIUS XM RADIO INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Actual

	For the Three Months
	Ended March 31,

(in thousands, except for per subscriber amounts)	2010	2009

Revenue:
Subscriber revenue, including effects of rebates	$579,509	$559,389
Advertising revenue, net of agency fees	14,527	12,304
Equipment revenue	14,283	9,909
Other revenue	55,465	5,377
Total revenue	663,784	586,979
Operating expenses (depreciation and amortization
shown separately below):
Cost of services:
Revenue share and royalties	98,184	100,466
Programming and content	78,434	80,408
Customer service and billing	56,211	60,208
Satellite and transmission	20,119	20,279
Cost of equipment	7,919	7,993
Subscriber acquisition costs	89,379	73,068
Sales and marketing	49,117	51,423
Engineering, design and development	11,436	9,778
General and administrative	57,580	59,314
Depreciation and amortization	70,265	82,367
Restructuring, impairments and related costs	-	614
Total operating expenses	538,644	545,918
Income from operations	125,140	41,061
Other income (expense):
Interest expense, net of amounts capitalized	(77,868)	(67,980)
Loss on extinguishment of debt and credit facilities, net	(2,566)	(17,957)
Interest and investment loss	(3,270)	(7,168)
Other income	1,329	511

Total other expense	(82,375)	(92,594)

Income (loss) before income taxes	42,765	(51,533)
Income tax expense	(1,167)	(1,115)

Net income (loss)	41,598	(52,648)
Preferred stock beneficial conversion feature	-	(186,188)

Net income (loss) attributable to common stockholders	$41,598	$(238,836)

Net income (loss) per common share:
Basic	$0.01	$(0.07)

Diluted	$0.01	$(0.07)

Weighted average common shares outstanding:
Basic	3,677,897	3,523,888

Diluted	6,335,114	3,523,888

SIRIUS XM RADIO INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,

	2010	2009
(in thousands, except for per subscriber amounts)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$268,538	$383,489
Accounts receivable, net	115,870	113,580
Receivables from distributors	54,775	48,738
Inventory, net	13,968	16,193
Prepaid expenses	119,185	100,273
Related party current assets	108,453	106,247
Restricted cash	534,225	-
Deferred tax asset	75,022	72,640
Other current assets	14,849	18,620
Total current assets	1,304,885	859,780
Property and equipment, net	1,730,141	1,711,003
Long-term restricted investments	3,400	3,400
Deferred financing fees, net	61,887	66,407
Intangible assets, net	2,677,819	2,695,115
Goodwill	1,834,856	1,834,856
Related party long-term assets	107,745	111,767
Other long-term assets	19,621	39,878
Total assets	$7,740,354	$7,322,206
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$396,877	$543,686
Accrued interest	63,193	74,566
Current portion of deferred revenue	1,152,916	1,083,430
Current portion of deferred credit on executory contracts	259,325	252,831
Current maturities of long-term debt	452,874	13,882
Current maturities of long-term related party debt	54,874	-
Related party current liabilities	68,547	108,246
Total current liabilities	2,448,606	2,076,641
Deferred revenue	269,267	255,149
Deferred credit on executory contracts	716,197	784,078
Long-term debt	2,764,305	2,799,702
Long-term related party debt	356,895	263,579
Deferred tax liability	943,794	940,182
Related party long-term liabilities	26,599	46,301
Other long-term liabilities	62,672	61,052
Total liabilities	7,588,335	7,226,684
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001; 50,000,000 authorized at March 31, 2010 and December 31, 2009:
Series A convertible preferred stock (liquidation preference of $51,370 at March 31, 2010 and
December 31, 2009); 24,808,959 shares issued and outstanding at March 31, 2010
and December 31, 2009	25	25
Convertible perpetual preferred stock, series B (liquidation preference of $13 at March 31, 2010 and December 31, 2009); 12,500,000 shares issued and outstanding at March 31, 2010
and December 31, 2009	13	13
Convertible preferred stock, series C junior; no shares issued and outstanding at
March 31, 2010 and December 31, 2009	-	-
Common stock, par value $0.001; 9,000,000,000 shares authorized at March 31, 2010 and
December 31, 2009; 3,885,195,021 and 3,882,659,087 shares issued and outstanding
at March 31, 2010 and December 31, 2009, respectively	3,885	3,882
Accumulated other comprehensive loss, net of tax	(5,976)	(6,581)
Additional paid-in capital	10,366,582	10,352,291
Accumulated deficit	(10,212,510)	(10,254,108)
Total stockholders’ equity	152,019	95,522
Total liabilities and stockholders’ equity	$7,740,354	$7,322,206

SIRIUS XM RADIO INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Three Months
	Ended March 31,

(in thousands)	2010	2009

Cash flows from operating activities:
Net income (loss)	$41,598	$(52,648)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	70,265	82,367
Non-cash interest expense, net of amortization of premium	11,119	6,666
Provision for doubtful accounts	7,502	7,575
Amortization of deferred income related to equity method investment	(2,194)	(694)
Loss on extinguishment of debt and credit facilities, net	2,450	17,957
Loss on investments	2,729	7,906
Share-based payment expense	17,182	20,179
Deferred income taxes	1,167	1,115
Other non-cash purchase price adjustments	(58,817)	(41,150)
Changes in operating assets and liabilities:
Accounts receivable	(9,792)	(344)
Inventory	2,225	4,573
Receivables from distributors	(6,037)	(276)
Related party assets	1,285	8,880
Prepaid expenses and other current assets	(14,690)	22,104
Restricted cash	(10,160)	-
Other long-term assets	7,876	21,995
Accounts payable and accrued expenses	(115,469)	(53,339)
Accrued interest	(11,373)	(18,087)
Deferred revenue	81,034	46,927
Related party liabilities	(57,207)	(7,081)
Other long-term liabilities	1,619	(7,754)
Net cash (used in) provided by operating activities	(37,688)	66,871

Cash flows from investing activities:
Additions to property and equipment	(98,965)	(71,140)
Merger related costs	-	623
Sale of restricted and other investments	9,450	-
Net cash used in investing activities	(89,515)	(70,517)

Cash flows from financing activities:
Preferred stock issuance costs, net of costs	-	(3,712)
Long-term borrowings, net of costs	637,406	-
Related party long-term borrowings, net of costs	147,094	211,463
Payment of premiums on redemption of debt	-	(10,072)
Repayment of long-term borrowings	(248,183)	(198,993)
Restricted cash to be used for the redemption of debt	(524,065)	-
Net cash provided by (used in) financing activities	12,252	(1,314)
Net decrease in cash and cash equivalents	(114,951)	(4,960)
Cash and cash equivalents at beginning of period	383,489	380,446
Cash and cash equivalents at end of period	$268,538	$375,486

FOOTNOTES TO PRESS RELEASE AND TABLES FOR NON-GAAP FINANCIAL MEASURES

(1)	Average self-pay monthly churn represents the monthly average of self-pay deactivations by the quarter divided by the average self-pay subscriber balance for the quarter.

(2)

We measure the percentage of vehicle owners and lessees that receive our service and convert to self-paying after the initial promotion period. We refer to this as the “conversion rate.” At the time of sale, vehicle owners and lessees generally receive between three and twelve month trial subscriptions. Promotional periods generally include the period of trial service plus 30 days to handle the receipt and processing of payments. We measure conversion rate three months after the period in which the trial service ends. Based on our experience it may take up to 90 days after the trial service ends for vehicle owners and lessees to respond to our marketing communications and become self-paying subscribers.

(3)

ARPU is derived from total earned subscriber revenue, net advertising revenue and other subscription-related revenue divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. See footnote 9 for a reconciliation of the pro forma amounts to their respective GAAP amounts. ARPU is calculated as follows (in thousands, except for subscriber and per subscriber amounts):

	Unaudited Pro Forma
	For the Three Months Ended
	March 31,
	2010	2009

Subscriber revenue	$584,475	$576,078
Net advertising revenue	14,527	12,304
Other subscription-related revenue	47,947	-
Total subscriber, net advertising and other subscription-related revenue	$646,949	$588,382
Daily weighted average number of subscribers	18,783,263	18,713,485
ARPU	$11.48	$10.48

Other subscription-related revenue includes amounts recognized on account of the U.S. Music Royalty Fee instituted in July 2009.

(4)

SAC, as adjusted, per gross subscriber addition is derived from subscriber acquisition costs and margins from the direct sale of radios and accessories, divided by the number of gross subscriber additions for the period. See footnote 9 for a reconciliation of the pro forma amounts to their respective GAAP amounts. SAC, as adjusted, per gross subscriber addition is calculated as follows (in thousands, except for subscriber and per subscriber amounts):

	Unaudited Pro Forma
	For the Three Months Ended
	March 31,
	2010	2009

Subscriber acquisition costs	$107,045	$83,710
Less: margin from direct sales of radios and accessories	(6,364)	(1,916)
SAC, as adjusted	$100,681	$81,794
Gross subscriber additions	1,720,848	1,338,961
SAC, as adjusted, per gross subscriber addition	$59	$61

(5)

Customer service and billing expenses, as adjusted, per average subscriber is derived from total customer service and billing expenses, excluding share-based payment expense, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. See footnote 9 for a reconciliation of the pro forma amounts to their respective GAAP amounts. Customer service and billing expenses, as adjusted, per average subscriber is calculated as follows (in thousands, except for subscriber and per subscriber amounts):

	Unaudited Pro Forma
	For the Three Months Ended
	March 31,
	2010	2009

Customer service and billing expenses	$56,305	$60,325
Less: share-based payment expense	(728)	(656)
Customer service and billing expenses, as adjusted	$55,577	$59,669
Daily weighted average number of subscribers	18,783,263	18,713,485
Customer service and billing expenses, as adjusted,
per average subscriber	$0.99	$1.06

(6)	Free cash flow is calculated as follows (in thousands):

	Unaudited Pro Forma
	For the Three Months Ended
	March 31,
	2010	2009

Net cash (used in) provided by operating activities	$(37,688)	$66,871
Additions to property and equipment	(98,965)	(71,140)
Merger related cost	-	623
Restricted and other investment activity	9,450	-
Free cash flow	$(127,203)	$(3,646)

(7)

Average self-pay monthly churn; conversion rate; ARPU; SAC, as adjusted, per gross subscriber addition; customer service and billing expenses, as adjusted, per average subscriber; and free cash flow are not measures of financial performance under U.S. generally accepted accounting principles (“GAAP”). We believe these non-GAAP financial measures provide meaningful supplemental information regarding our operating performance and are used by us for budgetary and planning purposes; when publicly providing our business outlook; as a means to evaluate period-to-period comparisons; and

to compare our performance to that of our competitors. We also believe that investors also use our current and projected metrics to monitor the performance of our business and to make investment decisions.

We believe the exclusion of share-based payment expense in our calculations of customer service and billing expenses, as adjusted, per average subscriber is useful given the significant variation in expense that can result from changes in the fair market value of our common stock, the effect of which is unrelated to the operational conditions that give rise to variations in the components of our customer service and billing expenses.

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.

(8)

We refer to net income (loss) before interest and investment income (loss); interest expense, net of amounts capitalized; income tax expense; loss on extinguishment of debt and credit facilities, net; other expense (income); restructuring, impairments and related costs; depreciation and amortization; and share-based payment expense as adjusted income from operations. Adjusted income from operations is not a measure of financial performance under GAAP. We believe adjusted income from operations is a useful measure of our operating performance. We use adjusted income from operations for budgetary and planning purposes; to assess the relative profitability and on-going performance of our consolidated operations; to compare our performance from period–to-period; and to compare our performance to that of our competitors. We also believe adjusted income from operations is useful to investors to compare our operating performance to the performance of other communications, entertainment and media companies. We believe that investors use current and projected adjusted income from operations to estimate our current or prospective enterprise value and to make investment decisions.

Because we fund and build-out our satellite radio system through the periodic raising and expenditure of large amounts of capital, our results of operations reflect significant charges for interest and depreciation expense. We believe adjusted income from operations provides useful information about the operating performance of our business apart from the costs associated with our capital structure and physical plant. The exclusion of interest and depreciation and amortization expense is useful given fluctuations in interest rates and significant variation in depreciation and amortization expense that can result from the amount and timing of capital expenditures and potential variations in estimated useful lives, all of which can vary widely across different industries or among companies within the same industry. We believe the exclusion of taxes is appropriate for comparability purposes as the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. We believe the exclusion of restructuring, impairments and related costs is useful given the non-recurring nature of these expenses. We also believe the exclusion of share-based payment expense is useful given the significant variation in expense that can result from changes in the fair market value of our common stock. To compensate for the exclusion of taxes, other expense (income), depreciation and amortization and share-based payment expense, we separately measure and budget for these items.

There are material limitations associated with the use of adjusted income from operations in evaluating our company compared with net loss, which reflects overall financial performance, including the effects of taxes, other (income) expense, depreciation and amortization, restructuring, impairments and related costs and share-based payment expense. We use adjusted income from operations to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Investors that wish to compare and evaluate our operating results after giving effect for these costs, should refer to net loss as disclosed in our consolidated statements of operations. Since adjusted income from operations is a non-GAAP financial measure, our calculation of adjusted income from operations may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.

See footnote 9 for a reconciliation of the pro forma amounts to their respective GAAP amounts. The reconciliation of the pro forma unadjusted net income (loss) to the pro forma adjusted income from operations is calculated as follows (in thousands):

	Unaudited Pro Forma
	For the Three Months Ended
	March 31,
	2010	2009
Reconciliation of Net income (loss) to Adjusted income
from operations:
Net income (loss)	$4,454	$(65,114)
Add back Net income (loss) items excluded from Adjusted
income from operations:
Income tax expense	1,167	1,115
Interest expense, net of amounts capitalized	77,868	74,629
Loss on extinguishment of debt and credit facilities, net	2,566	17,957
Interest and investment loss	3,270	7,168
Other income	(1,329)	(511)
Income from operations	87,996	35,244
Restructuring, impairments and related costs	-	614
Depreciation and amortization	51,578	51,483
Share-based payment expense	18,183	21,500
Adjusted income from operations	$157,757	$108,841

There are material limitations associated with the use of a pro forma unadjusted results of operations in evaluating our company compared with our GAAP results of operations, which reflects overall financial performance. We use pro forma unadjusted results of operations to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Investors that wish to compare and evaluate our operating results after giving effect for these costs, should refer to results of operations as disclosed in our consolidated statements of operations. Since pro forma unadjusted results of operations is a non-GAAP financial measure, our calculations may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.

(9)	The following tables reconcile our GAAP results of operations to our non-GAAP pro forma unadjusted results of operations (in thousands):

	Unaudited For the Three Months Ended March 31, 2010
		Purchase Price	Allocation of
	As Reported	Accounting	Share-based	Pro Forma
		Adjustments	Payment Expense
Revenue:
Subscriber revenue, including effects of rebates	$579,509	$4,966	$-	$584,475
Advertising revenue, net of agency fees	14,527	-	-	14,527
Equipment revenue	14,283	-	-	14,283
Other revenue	55,465	1,813	-	57,278
Total revenue	663,784	6,779	-	670,563
Operating expenses (depreciation and amortization
shown separately below) (1)
Cost of services:
Revenue share and royalties	98,184	25,355	-	123,539
Programming and content	78,434	15,147	(3,110)	90,471
Customer service and billing	56,211	94	(728)	55,577
Satellite and transmission	20,119	323	(1,053)	19,389
Cost of equipment	7,919	-	-	7,919
Subscriber acquisition costs	89,379	17,666	-	107,045
Sales and marketing	49,117	3,525	(2,700)	49,942
Engineering, design and development	11,436	186	(1,796)	9,826
General and administrative	57,580	314	(8,796)	49,098
Depreciation and amortization	70,265	(18,687)	-	51,578
Restructuring, impairments and related costs	-	-	-	-
Share-based payment expense	-	-	18,183	18,183
Total operating expenses	538,644	43,923	-	582,567
Income (loss) from operations	125,140	(37,144)	-	87,996
Other income (expense)
Interest expense, net of amounts capitalized	(77,868)	-	-	(77,868)
Loss on extinguishment of debt and credit facilities, net	(2,566)	-	-	(2,566)
Interest and investment loss	(3,270)	-	-	(3,270)
Other income	1,329	-	-	1,329
Total other expense	(82,375)	-	-	(82,375)
Income (loss) before income taxes	42,765	(37,144)	-	5,621
Income tax expense	(1,167)	-	-	(1,167)
Net income (loss)	$41,598	$(37,144)	$-	$4,454

(1) Amounts related to share-based payment expense included in operating expenses were as follows:

Programming and content	$2,950	$160	$-	$3,110
Customer service and billing	634	94	-	728
Satellite and transmission	951	102	-	1,053
Sales and marketing	2,555	145	-	2,700
Engineering, design and development	1,610	186	-	1,796
General and administrative	8,482	314	-	8,796
Total share-based payment expense	$17,182	$1,001	$-	$18,183

	Unaudited For the Three Months Ended March 31, 2009
		Purchase Price	Allocation of
	As Reported	Accounting	Share-based	Pro Forma
		Adjustments	Payment Expense
Revenue:
Subscriber revenue, including effects of rebates	$559,389	$16,689	$-	$576,078
Advertising revenue, net of agency fees	12,304	-	-	12,304
Equipment revenue	9,909	-	-	9,909
Other revenue	5,377	1,812	-	7,189
Total revenue	586,979	18,501	-	605,480
Operating expenses (depreciation and amortization
shown separately below) (1)
Cost of services:
Revenue share and royalties	100,466	20,795	-	121,261
Programming and content	80,408	18,890	(2,620)	96,678
Customer service and billing	60,208	117	(656)	59,669
Satellite and transmission	20,279	327	(865)	19,741
Cost of equipment	7,993	-	-	7,993
Subscriber acquisition costs	73,068	10,642	-	83,710
Sales and marketing	51,423	3,658	(4,480)	50,601
Engineering, design and development	9,778	301	(1,668)	8,411
General and administrative	59,314	472	(11,211)	48,575
Depreciation and amortization	82,367	(30,884)	-	51,483
Restructuring, impairments and related costs	614	-	-	614
Share-based payment expense	-	-	21,500	21,500
Total operating expenses	545,918	24,318	-	570,236
Income (loss) from operations	41,061	(5,817)	-	35,244
Other income (expense)
Interest expense, net of amounts capitalized	(67,980)	(6,649)	-	(74,629)
Loss on extinguishment of debt and credit facilities, net	(17,957)	-	-	(17,957)
Interest and investment loss	(7,168)	-	-	(7,168)
Other income	511	-	-	511
Total other expense	(92,594)	(6,649)	-	(99,243)
Loss before income taxes	(51,533)	(12,466)	-	(63,999)
Income tax expense	(1,115)	-	-	(1,115)
Net loss	$(52,648)	$(12,466)	$-	$(65,114)

(1) Amounts related to share-based payment expense included in operating expenses were as follows:

Programming and content	$2,489	$131	$-	$2,620
Customer service and billing	539	117	-	656
Satellite and transmission	758	107	-	865
Sales and marketing	4,287	193	-	4,480
Engineering, design and development	1,367	301	-	1,668
General and administrative	10,739	472	-	11,211
Total share-based payment expense	$20,179	$1,321	$-	$21,500

(10)	The following table reconciles our GAAP Net income (loss) per common share (basic and diluted) to our non-GAAP Net income (loss) per common share (basic and diluted) excluding the following charges: (a) preferred stock beneficial conversion feature, and (b) loss on extinguishment of debt and credit facilities, net.

	Unaudited
	For the Three Months
	Ended March 31,
(per share data includes basic and diluted)	2010	2009

Net income (loss) per common share	$0.01	$(0.07)
Less: Preferred stock beneficial conversion feature	-	(0.05)
Net income (loss) per common share excluding preferred stock
beneficial conversion feature	0.01	(0.01)
Less: Loss on extinguishment of debt and credit facilities, net	-	(0.01)
Net income (loss) per common share, excluding charges	$0.01	$(0.01)

(11)	The following table reconciles our GAAP Net cash (used in) provided by operating activities to our Net income plus non cash operating activities:

	Unaudited
	For the Three Months
	Ended March 31,
(in thousands)	2010	2009
Net cash (used in) provided by operating activities	$(37,688)	$66,871
Less: Changes in operating assets and liabilities, net	130,689	(17,598)
Net income plus non cash operating activities	$93,001	$49,273

###

About SIRIUS XM Radio

SIRIUS XM Radio is America's satellite radio company delivering to subscribers commercial-free music channels, premier sports, news, talk, entertainment, and traffic and weather.

SIRIUS XM Radio has content relationships with an array of personalities and artists, including Howard Stern, Martha Stewart, Oprah Winfrey, Rosie O’Donnell, Jamie Foxx, Barbara Walters, Opie & Anthony, Bubba the Love Sponge®, Bob Edwards, Chris “Mad Dog” Russo, Jimmy Buffett, The Grateful Dead, Willie Nelson, Bob Dylan and Tom Petty. SIRIUS XM Radio is the leader in sports programming as the Official Satellite Radio Partner of the NFL, Major League Baseball®, NASCAR®, NBA, NHL®, and PGA TOUR® and major college sports.

SIRIUS XM Radio has arrangements with every major automaker. SIRIUS XM Radio products are available at shop.sirius.com and shop.xmradio.com, and at retail locations nationwide, including Best Buy, RadioShack, Wal-Mart and independent retailers.

SIRIUS XM Radio also offers SIRIUS Backseat TV, the first ever live in-vehicle rear seat entertainment featuring Nickelodeon, Disney Channel and Cartoon Network; XM NavTraffic® service for GPS navigation systems delivers real-time traffic information, including accidents and road construction, for more than 80 North American markets.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to, statements about future financial and operating results, the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “ are expected to,” “anticipate,” “believe,” “plan,” “estimate,” “intend,” “will,” “should,” “may,” or words of similar meaning.  Such forward-looking statements are based upon the current beliefs and expectations of SIRIUS XM’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of SIRIUS and XM. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: general economic conditions; our dependence upon automakers and other third parties, the substantial indebtedness of SIRIUS and XM; the useful life of our satellites; and our competitive position versus other forms of audio and video entertainment. Additional factors that could cause SIRIUS’ and XM’s results to differ materially from those described in the forward-looking statements can be found in SIRIUS’ Annual Report on Form 10-K for the year ended December 31, 2009 and XM’s Annual Report on Form 10-K for the year ended December 31, 2009, which are filed with the Securities and Exchange Commission (the "SEC") and available at the SEC’s Internet site (http://www.sec.gov).  The information set forth herein speaks only as of the date hereof, and SIRIUS and XM disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

E-SIRI

Contact Information for Investors and Financial Media:

Investors:

William Prip
212 584 5289
william.prip@siriusxm.com

Hooper Stevens
212 901 6718
hooper.stevens@siriusxm.com

Media:

Patrick Reilly
212 901 6646
patrick.reilly@siriusxm.com